UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 19, 2009

Morgan Stanley
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11758	36-3145972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 Broadway New York, NY 10036
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 761-4000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On October 19, 2009, Morgan Stanley and Invesco Ltd. (“Invesco”) entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which Morgan Stanley will sell its retail asset management business consisting of Van Kampen and certain Morgan Stanley funds and accounts, to Invesco for consideration consisting of approximately $1.0 billion of equity in Invesco and $500 million in cash.  The purchase price is subject to possible adjustment based on the revenue run-rate associated with continuing clients of the purchased business as of closing.  Morgan Stanley’s equity interest in Invesco will represent approximately 9.4% of Invesco’s outstanding equity.  The shares of Invesco equity received by Morgan Stanley in excess of 4.9% of Invesco’s outstanding common stock will consist of a new series of Invesco preferred stock with terms that are substantially equivalent to Invesco’s common stock but will be non-voting while owned by Morgan Stanley.

The transaction has been approved by the respective boards of directors of Morgan Stanley and Invesco and is expected to close in mid-2010.  Closing is subject to regulatory approval, a condition that the revenue run rate of continuing clients is at least 70% of that prior to signing the Transaction Agreement, and other customary conditions.

Morgan Stanley and Invesco each have made customary representations, warranties and covenants in the Transaction Agreement.  These include, among others, a covenant by Morgan Stanley to conduct the covered business in the ordinary course until closing, covenants by the parties to enter into certain ancillary agreements as of closing and customary indemnification obligations.

The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement.  The Transaction Agreement contains representations and warranties that Morgan Stanley has made as of the date of the agreement.  These representations and warranties are made solely to and for the benefit of Invesco.  They may have the purpose of confirming certain due diligence matters between the parties, and may represent an allocation of risk between the parties in the context of a negotiated transaction.  In addition, the representations and warranties may be qualified by information set forth in confidential disclosure schedules that the parties have exchanged in connection with their execution of the Transaction Agreement.  Accordingly, investors should not rely on the representations and warranties contained in the Transaction Agreement as characterizations of the actual state of facts as of the date of the Transaction Agreement or any subsequent time.

Item 8.01.        Other Events.

On October 19, 2009, Morgan Stanley issued a press release announcing entry into the Transaction Agreement referred to in Item 1.01 above.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statement and Exhibits.

(d) Exhibits

99.1  Press release issued by Morgan Stanley on October 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGAN STANLEY

Date:	October 23, 2009	By:	/s/ Martin M. Cohen
			Name:	Martin M. Cohen
			Title:	Assistant Secretary and Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release issued by Morgan Stanley on October 19, 2009